Exhibit 4.4

JOHNSON OUTDOORS INC. 2012 NON-EMPLOYEE DIRECTOR STOCK OWNERSHIP PLAN

Section 1.	Purpose

The purpose of the Johnson Outdoors Inc. 2012 Non-Employee Director Stock Ownership Plan (the “Plan”) is to promote the long-term growth and financial success of Johnson Outdoors Inc. (the “Company”) by attracting and retaining non-employee directors of outstanding ability and assisting the Company in promoting a greater identity of interest between the Company’s non-employee directors and its shareholders.

Section 2.	Definitions

As used in the Plan, the following terms have the respective meanings set forth below:

(a)  “Award” means any Stock Option, Restricted Stock or Restricted Stock Unit granted under the Plan.

(b) “Award Agreement” means a written or electronic agreement between the Company and a Participant, in such form as may be approved by the Committee, setting forth the terms, conditions and restrictions of an Award granted to a Participant under the Plan.

(c)  “Black-Scholes Model” means the Black-Scholes Option Pricing Model, which shall be used to calculate the fair value of Stock Option grants under the Plan, as of the date of such grant. Six factors are required to calculate the value of a Stock Option using the Black-Scholes Model: the Stock Option’s exercise price; the current market price of the Common Stock; the dividend yield of the Common Stock; the Stock Option’s time to expiration; the risk-free market rate of return; and the future volatility of the Common Stock. Only the future volatility of the Common Stock cannot be objectively determined. In connection with using the Black-Scholes Model to calculate the fair value of Stock Option grants under the Plan, the Committee may use such variations of the Black-Scholes Model and parameters and procedures respecting the Black-Scholes Model, including, without limitation, parameters and procedures used to measure the historical volatility of the Common Stock as of the relevant grant date, as the Committee deems reasonably appropriate in its sole discretion.

(d)  “Board” means the Company’s Board of Directors.

(e)  “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor provisions thereto.

(e)  “Change of Control” means the occurrence, in a single transaction or series of related transactions, of any one or more of the following events:

(i)         the consummation of a sale or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries;

(ii)        the consummation of a liquidation or dissolution of the Company;

(iii)       the consummation of a sale or other disposition of at least a majority of the outstanding shares of Common Stock;

(iv)       the consummation of a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(v)        the consummation of a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

The Committee in its sole discretion will determine if there has been a Change of Control.

(f)  “Committee” means the Compensation Committee of the Board or any other committee of the Board that the Board designates to administer the Plan. The Committee shall consist of not less than two directors, each of whom shall qualify as a “non-employee director” within the meaning of Rule 16b-3.  If at any time the Committee shall not be in existence, then the members of the Board that qualify as non-employee directors shall administer the Plan and shall be deemed to be the Committee for purposes of the Plan.

(g)  “Common Stock” means the Class A Common Stock, $.05 par value per share, of the Company and such other securities or property as may become subject to Awards pursuant to an adjustment made under Section 5(b) of the Plan.

(h)  “Fair Market Value” means the fair market value of the Common Stock determined by such methods or procedures as shall be established from time to time by the Committee; provided, however, that the Fair Market Value shall not be less than the par value of the Common Stock; and provided further, that so long as the Common Stock is traded on a national securities exchange, such as the NASDAQ Stock Market, the Fair Market Value shall be the average of the high and low prices of a share of Common Stock on the principal securities exchange on which the Common Stock is traded on the specified date (or if no sales occurred on such date, the last preceding date on which sales occurred); provided, however, that if the principal market for the Common Stock is an over-the-counter market, the Fair Market Value shall be the average of the bid and asked prices of a share of Common Stock in the applicable over-the-counter market on the specified date, as reported by the National Association of Securities Dealers (or if no sales occurred on such date, the last preceding date on which sales occurred).  The determination of Fair Market Value shall comply with Section 409A and Treasury Regulation Section 1.409A-1(b)(5)(iv) promulgated thereunder.

(i)  “1934 Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

(j)  “Participant” means a member of the Board who is not an employee of the Company, any entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant interest as determined by the Committee.

(k)  “Restricted Stock” means an Award to a Participant comprised of shares of Common Stock granted under Section 7(b) of the Plan.

(l)  “Restricted Stock Unit” means an Award of a right granted to a Participant under Section 7(c) of the Plan to receive a share of Common Stock at the end of a specified period, which right shall be conditioned on the satisfaction of specified performance, service or other criteria.

(m)  “Rule 16b-3” means Rule 16b-3 promulgated by the Securities and Exchange Commission under the 1934 Act, or any successor provisions thereto.

(n)  “Section 409A” means Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including those issued after the date hereof.

(o)  “Stock Option” means an Award in the form of the right to purchase a specified number of shares of Common Stock at a specified price during a specified period granted under Section 7(a) of the Plan.

Section 3.	Effective Date

The Plan shall become effective on December 5, 2012.  Awards under the Plan in excess of 50,000 shares of Common Stock shall be subject to the approval of the amendment to the Plan authorizing additional shares under the Plan at the Company’s 2017 annual meeting of its shareholders. To the extent that any Awards in excess of 50,000 shares are granted under the Plan prior to such approval by Company shareholders, such excess grants shall be contingent on approval of the amendment to the Plan by the shareholders of the Company authorizing such additional shares. No awards may be made under the Plan after December 5, 2022 or earlier termination of the Plan by the Board.

Section 4.	Administration

The Committee shall be responsible for administering the Plan.  The Committee shall have the sole power and authority:  (a) to interpret the Plan; (b) to prescribe, amend and rescind rules and regulations relating to the Plan, to provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company, and to make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan; and (c) to determine what form of Awards are to be granted under the Plan, and to determine the terms and conditions of any Award granted under the Plan (including, but not limited to, the number of shares, the share price, any restriction or limitation and any vesting acceleration or forfeiture waiver regarding any Award), which terms and conditions shall, in every case, be set forth or incorporated by reference in the Award Agreement and shall be consistent with the provisions of the Plan.  Determinations, interpretations or other actions made or taken by the Committee pursuant to the provisions of the Plan shall be final and binding and conclusive for all purposes and upon all persons, including, without limitation, the Company, the shareholders, the directors (as Participants) and any persons having any interests in any Awards which may be granted under the Plan.

Section 5.	Stock Available for Awards

(a)  Common Stock Available.  The aggregate number of shares of Common Stock available for Awards under the Plan shall be 110,000 shares of Common Stock (subject to adjustment pursuant to Section 5(b) hereof).

(b)  Adjustments and Reorganizations.  In the event that the Committee shall determine that any dividend (other than a normal cash dividend) or other distribution (whether in the form of cash, Common Stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event affects the Common Stock such that an adjustment is determined by the Committee to be necessary or appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available to Participants under the Plan, then the Committee may, in such manner as it may deem equitable, adjust any or all of the (i) number and type of securities or other property available under the Plan and that thereafter may be made the subject of Awards under the Plan, and (ii) number and type of securities or other property subject to outstanding Awards and the exercise price of outstanding Stock Options, provided any such adjustments are consistent with the effect on shareholders arising from any such action.  The Committee may also make such similar appropriate adjustments in the calculation of Fair Market Value as it deems necessary or appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available to Participants under the Plan.  Notwithstanding the foregoing, (x) Stock Options subject to grant or previously granted under the Plan at the time of any event described above shall be subject to only such adjustment as shall be necessary to maintain the proportionate interest of the Participant and preserve, without exceeding, the value of such Stock Options, and (y) the number of shares of Common Stock subject to Restricted Stock or Restricted Stock Units under the Plan at the time of any event described above shall be subject to only such adjustment as shall be necessary to maintain the relative proportionate interest represented by such Restricted Stock or Restricted Stock Units immediately prior to any such event.

(c)  Change of Control.  In order to preserve a Participant’s rights under outstanding Awards in the event of a Change of Control, the Committee in its discretion may, at the time the Award is granted or at any time thereafter, take one or more of the following actions: (i) provide for the acceleration of any time period relating to the exercise of any Stock Options or the lapsing of any forfeiture provisions on any Restricted Stock or Restricted Stock Units; (ii) provide for the purchase or cancellation of each outstanding Stock Option for an amount of cash or other property equal to the difference between the net amount per share payable to holders of Common Stock in the Change of Control or as a result of the Change of Control and the exercise price per share of the Stock Option and provide for the purchase or cancellation of each outstanding Restricted Stock Unit for an amount of cash or other property equal to the net amount per share payable to holders of Common Stock in the Change of Control or as a result of the Change of Control; (iii) adjust the terms of any Stock Options, Restricted Stock or Restricted Stock Units in the manner determined by the Committee to reflect the Change of Control; (iv) cause any Award to be assumed or a new right substituted for the Award by another entity; or (v) make such other provision as the Committee may consider equitable and in the best interests of the Company. If the terms of Section 5(b) and Section 5(c) would apply to a transaction, then the transaction will be subject to this Section 5(c) and not Section 5(b).

(d)  Common Stock Usage. If, after the effective date of the Plan, any shares of Common Stock covered by an Award granted under the Plan, or to which any Award relates, are forfeited or if an Award otherwise terminates, expires or is cancelled prior to the delivery of all of the shares of Common Stock or of other consideration issuable or payable pursuant to such Award and if such forfeiture, termination, expiration or cancellation occurs prior to the payment of dividends or the exercise by the holder of other indicia of ownership of the shares of Common Stock to which the Award relates, then the number of shares of Common Stock counted against the number of shares of Common Stock available under the Plan in connection with the grant of such Award, to the extent of any such forfeiture, termination, expiration or cancellation, shall again be available for granting of additional Awards under the Plan.

Section 6.	Awards

(a)  Annual Awards.  The Company may issue to each Participant, on the first business day following each annual meeting of shareholders until the Plan is terminated, an Award consisting of any combination of Stock Options, Restricted Stock and/or Restricted Stock Units as determined by the Committee (an “Annual Award”).  A Participant's Annual Award shall have an aggregate value (calculated as of the date of the Annual Award using the Black-Scholes Model for Stock Options and Fair Market Value for Restricted Stock and Restricted Stock Units) equal to such amount as the Committee may approve in connection with the Annual Award.  A Participant who is first appointed as a director of the Company after an annual meeting of shareholders and who receives on the date of appointment an Initial Award pursuant to Section 6(b) hereof shall not be eligible to receive an Annual Award pursuant to this Section 6(a) until the first business day following the second annual meeting of shareholders after the director's appointment. The Committee shall specifically approve each grant of an Annual Award to a continuing director.

(b)  Awards Upon Initial Appointment.  If a Participant initially is appointed as a director during the existence of the Plan other than by election at an annual meeting of shareholders, the Committee may issue to such Participant, on the date on which such Participant is first appointed as a director, an Award in the form and with the aggregate value of the Annual Award such Participant would have received if such Participant had been a director on the first business day following the most recent annual meeting of shareholders (the “Initial Award”).  The Committee shall specifically approve each grant of the Initial Award to a newly appointed director.  An Initial Award shall be valued as of the date of grant (calculated using the Black-Scholes Model for Stock Options and Fair Market Value for Restricted Stock and Restricted Stock Units).

(c)  Award Agreements.  All Awards made under the Plan shall be evidenced by an Award Agreement in such form as the Committee shall prescribe.  The Committee need not require the execution of any Award Agreement, in which case receipt of such Award Agreement by the respective Participant will constitute agreement to the terms of the Award Agreement.

Section 7.	Terms of Awards

(a)  Stock Options.  Each Award Agreement for the grant of a Stock Option shall specify:  the term of the Stock Option; the number of shares of Common Stock for which the Stock Option is exercisable; the exercise price; any vesting or other restrictions which the Committee may impose; and any other terms and conditions as shall be determined by the Committee at the time of grant of the Stock Option.  The per share exercise price of any Stock Option granted under the Plan shall be the Fair Market Value of a share of Common Stock on the date of the grant.  Any Stock Option shall be exercisable according to the terms of the Plan and at such times and under such conditions as are determined by the Committee and set forth in the Award Agreement.  A Stock Option shall be deemed exercised when the Company receives:  [a] written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Stock Option, and [b] full payment for the shares of Common Stock with respect to which the Stock Option is exercised.  The exercise price shall be payable at the time of exercise in cash, previously acquired shares of Common Stock valued at their Fair Market Value or such other forms or combinations of forms of consideration as the Committee may approve.  Each Stock Option shall expire at such time as the Committee shall determine when it is granted, which shall be set forth in the Award Agreement, provided that no Stock Option shall have a term of more than ten years.  The Company shall issue (or cause to be issued) the shares of Common Stock purchased promptly after the exercise of a Stock Option by the Participant.

(b)  Restricted Stock.  Each Award Agreement for the grant of Restricted Stock shall specify:  the period (the "Restricted Period") during which the Restricted Stock may be subject to forfeiture and terms pursuant to which the Restricted Stock will vest, which may include the attainment of specified performance goals, length of service or such other factors or criteria as the Committee shall determine; the number of shares of Restricted Stock subject to the Award; and any other terms and conditions as shall be determined by the Committee at the time of grant of the Restricted Stock.  Each Participant receiving an Award of Restricted Stock shall be issued a certificate in respect of such shares of Restricted Stock unless otherwise provided in the Award Agreement.  Such certificate shall be registered in the name of such Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award in substantially the form set forth in the Award Agreement.  The Committee may require that the certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of any Award of Restricted Stock, the Participant shall have delivered a stock power, endorsed in blank, relating to the Common Stock covered by such Award.  Except as provided in this Section, the Participant shall have, with respect to the shares of Restricted Stock, all of the rights of a shareholder of the Company, including the right to vote the shares and the right to receive any dividends.  Unless otherwise provided in the Award Agreement, any dividends payable with respect to any unvested Restricted Stock shall be automatically deferred and shall be payable immediately upon vesting of the shares of Restricted Stock to which such dividends relate.

(c)  Restricted Stock Units.  Each Award Agreement for the grant of Restricted Stock Units shall specify:  the period (the "RSU Period") during which the Restricted Stock Units may be subject to forfeiture and the terms pursuant to which the Restricted Stock Units will vest, which may include the attainment of specified performance goals, length of service or such other factors or criteria as the Committee shall determine; the number of shares of Common Stock subject to the Restricted Stock Units; and any other terms and conditions as shall be determined by the Committee at the time of grant of the Award.  The Company shall distribute one share of Common Stock for each Restricted Stock Unit that vests immediately after the end of the applicable RSU Period; provided that, as determined by the Committee, an Award Agreement may permit such recipient to elect to defer issuance of any shares of Common Stock that such recipient may be entitled to receive thereunder as permitted under Section 409A.

Section 8.	General Provisions Applicable to Awards

(a)  Transferability of Stock Options and Restricted Stock Units. Stock Options and Restricted Stock Units granted under the Plan shall not be transferable other than by will or under the laws of descent and distribution, except as otherwise provided by the Committee.

(b)  Legend on Certificates. The Committee may cause a legend or legends to be put on any certificates for shares of Common Stock delivered under the Plan pursuant to any Award to make appropriate references to any applicable transfer restrictions.

(c)  Termination of Directorship. If for any reason other than death a Participant ceases to be a director of the Company while holding a vested Stock Option granted under the Plan, such Stock Option shall continue to be exercisable for a period of three years (or such other period set forth in the Award Agreement) after such termination or the remainder of the Stock Option term, whichever is shorter (any unvested Stock Option shall be cancelled as of the date of such termination).  If for any reason other than death a Participant ceases to be a director of the Company, any unvested Stock Option granted under the Plan and held by the director shall be cancelled as of the date of such termination.  If for any reason other than death a Participant ceases to be a director of the Company during the RSU Period for any Restricted Stock Units or the Restricted Period for any Restricted Stock, or if a Participant fails to satisfy any other conditions precedent to the delivery of shares of Common Stock to which any Restricted Stock Units relate or to the vesting of any Restricted Stock, all such Restricted Stock Units or Restricted Stock shall be forfeited; provided that the Committee may vary such conditions in any Award Agreement and may subsequently waive such conditions, in whole or in part, based on service, performance and such other factors or criteria as the Committee may determine.  In the event a Participant dies, any unvested Award granted to such Participant shall immediately vest and, in the case of Stock Options, be exercisable by, the designated beneficiary, or, in the absence of a designated beneficiary, by will or in accordance with the laws of descent and distribution for a period of three years (or such other period set forth in the Award Agreement) following the date of death.

(d)  Plan Amendment. The Board may at any time amend, alter, suspend, discontinue or terminate the Plan, including without limitation an amendment to decrease or increase the amount or schedule of the Awards under Section 5; provided, however, that shareholder approval of any amendment of the Plan shall be obtained if otherwise required by (i) the Code or any rules promulgated thereunder, (ii) the listing requirements of the principal national securities exchange, national securities association or over-the-counter market on which the Common Stock is then traded, or (iii) any other applicable law.  Termination of the Plan shall not affect the rights of Participants with respect to any Awards previously granted to them, and all unexpired Awards shall continue in force and effect after termination of the Plan except as they may lapse or be terminated by their own terms and conditions.  Notwithstanding the foregoing, the Board is from amending Section 8(e) of the Plan without shareholder approval.

(e)  Repricing Prohibited. Notwithstanding anything in the Plan to the contrary, and except for the adjustments provided in Section 5(b), the Committee and the Board are prohibited from decreasing the exercise price for any outstanding Stock Option granted to a Participant under the Plan after the date of grant or allowing a Participant to surrender an outstanding Stock Option granted under the Plan to the Company as consideration for the grant of a new Stock Option with a lower exercise price.

(f)  No Rights as Shareholder. No Participant shall have any voting or dividend rights or other rights as a shareholder with respect to any shares of Common Stock subject to a Stock Option or a Restricted Stock Unit granted under the Plan before the date the shares are issued to the Participant (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company).

(g)  No Right to Continue as Director. Nothing contained in the Plan or any agreement under the Plan will confer upon any Participant any right to continue to serve as a director of the Company.

(h)  Severability. If any provision of the Plan or any Stock Option or other form of Award Agreement, if any, or any Award (i) is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any person or Award, or (ii) would disqualify the Plan or any Stock Option or other form of Award Agreement under any law deemed applicable by the Committee, then such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, any Stock Option or other Award Agreement, if any, or Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan, any such Stock Option or other Award Agreement and any such Award shall remain in full force and effect.

(i)  Governing Law. The validity, construction and effect of the Plan, any Stock Option or other form of Award Agreement and any Award, and any actions taken under or relating to the Plan, any Stock Option or other Award Agreement and any Award shall be determined in accordance with the laws of the State of Wisconsin and applicable federal law.

(j)  Compliance.

(i)         In the event that the Company shall deem it necessary or desirable to register under the Securities Act of 1933, as amended, or any other applicable statute, any Awards or any shares of Common Stock with respect to which an Award may be or shall have been granted or exercised, or to qualify any such Awards or shares under the Securities Act of 1933, as amended, or any other statute, then the Participants shall cooperate with the Company and take such action as is necessary to permit registration or qualification of such Awards or shares.

(ii)        Unless the Company has determined that the following representation is unnecessary, each person exercising a Stock Option or receiving shares of Common Stock under the Plan may be required by the Company, as a condition to the issuance of the shares pursuant to exercise of the Stock Option or Award, to make a representation in writing (a) that he or she is acquiring such shares for his own account for investment and not with a view to, or for sale in connection with, the distribution of any part thereof, and (b) that before any transfer in connection with the resale of such shares, he or she will obtain the written opinion of counsel to the Company, or other counsel acceptable to the Company, that such shares may be transferred.  The Company may also require that the certificates representing such shares contain legends reflecting the foregoing.

(iii)       All Awards and transactions under the Plan are intended to comply with any applicable exemptive conditions under Rule 16b-3, and the Committee shall interpret and administer the Plan, Award Agreements, and any Plan guidelines in a manner consistent therewith.  All Awards under the Plan shall be deemed approved by the Committee and shall be deemed an exempt purchase under Rule 16b-3.

(iv)       It is the intention of the Company that no payment or entitlement pursuant to the Plan will give rise to any adverse tax consequences to a Participant under Section 409A. The Plan shall be interpreted to that end and, consistent with that objective and notwithstanding any provision herein to the contrary, the Company may unilaterally take any action it deems necessary or desirable to amend any provision herein to avoid the application of or excise tax or other penalties under Section 409A, including any actions to exempt an award from Section 409A or comply with the requirements of Section 409A. Further, no effect shall be given to any provision herein in a manner that reasonably could be expected to give rise to adverse tax consequences under Section 409A.  Neither the Company nor its current or former employees, officers, directors, representatives or agents shall have any liability to any current or former Participant with respect to any accelerated taxation, additional taxes, penalties or interest for which any current or former Participant may become liable in the event that any amounts payable under the Plan are determined to violate Section 409A.

(k)  Tax Withholding.  Whenever shares of Common Stock, cash or other property are to be issued pursuant to an Award, the Company shall have the power to require the recipient of the shares, cash or other property to remit to the Company an amount sufficient to satisfy federal, state and local withholding tax requirements.  Unless otherwise determined by the Committee, withholding obligations may be settled with shares of Common Stock, including shares of Common Stock that are part of the Award that gives rise to the withholding requirement.  The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company, its subsidiaries and affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant.  The maximum number of shares that a Participant may use toward satisfying the withholding reimbursement shall not exceed the minimum funding required for the withholding.  Where a Participant’s withholding reimbursement obligation arises by reason of the Participant’s election under Section 83(b) of the Code with respect to the Award, the Participant may not remit unvested shares in satisfaction of the Participant’s withholding reimbursement obligation.